HubSpot

HubSpot Inc. 25 First Street, Cambridge, MA 02141 USA

Order #631313

Bluume
1095 W Rio Salado Pkwy
Suite 104
Tempe, AZ 85281

Account #: 749991
Hub ID: 5949365

Thanks for your HubSpot order. This order was done by Jonathan Brooks (jbrooks@businesswarrior.com) on January 23, 2020 with the HubSpot checkout process in your HubSpot account.

Your order detail is shown below and includes all the information of your initial charge and terms. Visit the Account & Billing section in your account for all your HubSpot subscription information.

Your subscription:

CURRENT SUBSCRIPTION TERM | THROUGH OCTOBER 30, 2020

Billed quarterly

Item	Price
Marketing Hub Professional (1,000 Contacts Included) **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$1,100.40 / 3 mo after $1,299.60 discount
4,000 Additional Contacts **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$284.72 / 3 mo after $315.28 discount
Tech Service: Dedicated IP for Email (1 Dedicated IP) **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$750.00 / 3 mo after $750.00 discount
Transactional Email **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$750.00 / 3 mo after $750.00 discount
Ads Add-on (1 Unit) **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$142.36 / 3 mo after $157.64 discount
Legacy Sales Hub Professional (5 Users Included) **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$569.44 / 3 mo after $630.56 discount
Service Hub Professional (5 Users Included) **Updated** Updated as of Jan 31, 2020 for the remainder of your Subscription Term Billed every 3 months	$569.44 / 3 mo after $630.56 discount
Quarterly recurring fees[1]	**$4,166.37 / 3 mo** after $4,533.63 discount

AUTO-RENEWAL | STARTING OCTOBER 31, 2020

Billed quarterly

Marketing Hub Professional (1,000 Contacts Included) 12 month term billed every 3 months	$1,241.38 / 3 mo after $1,158.62 discount
4,000 Additional Contacts 12 month term billed every 3 months	$310.34 / 3 mo after $289.66 discount
Tech Service: Dedicated IP for Email (1 Dedicated IP) 12 month term billed every 3 months	$775.86 / 3 mo after $724.14 discount
Transactional Email 12 month term billed every 3 months	$775.86 / 3 mo after $724.14 discount
Ads Add-on (1 Unit) 12 month term billed every 3 months	$155.17 / 3 mo after $144.83 discount
Legacy Sales Hub Professional (5 Users Included) 12 month term billed every 3 months	$620.69 / 3 mo after $579.31 discount
Service Hub Professional (5 Users Included) 12 month term billed every 3 months	$620.69 / 3 mo after $579.31 discount
Quarterly recurring fees[1]	**$4,500.00 / 3 mo** after $4,200.00 discount

Terms you've agreed to:

- During the Subscription Term and any renewal terms, **you cannot cancel your HubSpot subscription**, even if your Billing Period is shorter than your Subscription Term.
- **We do not provide refunds** if you decide to stop using the HubSpot subscription during your Subscription Term.
- Your Subscription Term will automatically renew for the period indicated above, unless you tell us that you don't want to renew by providing notice as required in the Customer Terms of Service.
- If you add more Contacts than you purchased, we won't increase your fees during the current Billing Period (which might be shorter than your Subscription Term), but **we will automatically increase your Subscription Fee for the following Billing Period based on the number of Contacts in your portal at the time of our review.**
- If you send more emails than you are allowed, your Subscription Fee will immediately increase based on the maximum emails sent.
- Notwithstanding anything to the contrary in the HubSpot Customer Terms of Service, all amounts invoiced are due and payable within 60 days from the date of the invoice.

I have read, understand and accept the **HubSpot Customer Terms of Service** **(https://legal.hubspot.com/terms-of-service)** ; **HubSpot Privacy Policy** **(https://legal.hubspot.com/privacy-policy)** ; and **HubSpot Acceptable Use Policy** **(https://legal.hubspot.com/acceptable-use)** . By clicking "Complete Purchase" below, I agree that HubSpot is authorized to charge me for all fees due during the Subscription Term and any renewal term. I certify that I am authorized to sign and enter into this binding legal contract for the company or organization making this purchase.

Your initial charge:

Quarterly recurring fees[1]	$4,166.37
Prorated Adjustment[2]	-$0.01
Sales Tax	$276.72
Total due	**$4,443.08**
Outstanding Balance	$7,738.79

Your payment method:

Payment method
Invoice

Net terms
60 Days

Billing address
1095 W Rio Salado Pkwy
Suite 104
Tempe, AZ 85281

[1] Your recurring fees are subject to increase based on usage. See the **HubSpot Customer Terms of Service** **(https://legal.hubspot.com/terms-of-service)** for more detail.

[2] The Prorated Adjustment is calculated based on the applicable daily rate and the amount already paid by you (if any) for the Products & Services included in this Order. The Total Due is the charge for these Products & Services from the date of this Order through the end of the applicable Billing Period, plus taxes, and is subject to increase based on usage. See the **HubSpot Customer Terms of Service** **(https://legal.hubspot.com/terms-of-service)** for more detail. The Total Due will be charged upon purchase. Fees otherwise due for these Products & Services will be billed in accordance with the Billing Period that applies to your subscription and as set forth in the **HubSpot Customer Terms of Service** **(https://legal.hubspot.com/terms-of-service)** .

We hope you enjoyed your HubSpot checkout experience. Thank you for being part of the inbound movement.

HubSpot Inc. 25 First Street, Cambridge, MA 02141 USA